EXHIBIT 99.5
                                                                    ------------


                    [Hollinger International Inc. Letterhead]


JAMES R. VAN HORN
Vice President
General Counsel and Secretary


December 16, 2005

Jay A. Swartz, Esq.
Davies Ward Phillips & Vineberg
1 First Canadian Place, 44th Floor
Toronto, Ontario
M5X 1B1 Canada

RE: HOLLINGER INTERNATIONAL INC.

Dear Mr. Swartz:

I write in response to your December 14, 2005 letter. Hollinger International Inc. ("International") disagrees with the statements in your letter and stands by its proposal (i) to allow Hollinger Inc. ("Inc.") one nominee as selected by the Hollinger International Inc. ("International") Nominating and Governance Committee from the list of directors Inc. has proposed; and (ii) for Inc. to enter into an eighteen-month voting agreement under the terms described in my December 12, 2005 letter to you.

Your position concerning representation on International's Board seemingly fails to take into consideration the significance and reality of Inc.'s status as a defendant in International's civil fraud action seeking damages of more than $400 million, and Inc.'s status as a defendant in civil fraud actions brought by the Securities and Exchange Commission and the Ontario Securities Commission. Many of the matters on which International and government securities regulators are suing Inc. have led to criminal indictments and, in the case of David Radler, a guilty plea for his felony participation in diverting International funds to himself and Inc. Indeed, the most recent indictment returned by a federal grand jury in Chicago names Inc. as an un-indicted participant in a criminal RICO enterprise, a purpose of which was to enrich Conrad Black, Inc., and others associated with Black at the expense of International and its public, majority shareholders, and to deprive International of its officers' honest services. Inc.'s alteration of its Board earlier this year did not, and cannot, relieve Inc. of its obligation to make restitution for its prior role in perpetrating serial fraud against International.

We cannot understand your client's unwillingness to recognize the extensive and pervasive conflicts that would impair any Inc. representative serving on International's Board. As you have informed us, the mission and fiduciary duty of Inc.'s directors is to maximize value for Inc.'s shareholders, and more specifically, for Inc.'s minority shareholders. In pursuit of that objective, the Inc. Board's position appears to be that no restitution should be paid to



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
Mr. Swartz
Page Two
December 16, 2005


International for Inc.'s past participation in fraudulent acts against International. On this matter, the mission and duty of the directors that Inc. proposes to serve on International's Board are diametrically opposed to the interests of International's non-controlling majority shareholders. Similarly, Inc.'s liquidity problems may cause an Inc. director to assess International's strategic alternatives and view the timing of any International liquidity event in a manner at odds with the best interests of all International shareholders. We in no way mean to impugn the integrity of any current Inc. director -- but their very status as Inc. directors would burden them with significant and unavoidable conflicts were they to serve on International's Board.

As we reconstruct International's Board, we are committed to the best practices of corporate governance and have focused on populating the Board with independent directors dedicated to representing the interests of all International shareholders. During our Board nominee selection process, other International shareholders have proposed independent candidates for consideration, and International's Nominating and Governance Committee and the International Board have nominated at least one of those proposed candidates to appear on the slate of nominees for election at our upcoming Annual Meeting. The Committee remains willing to consider other suggestions for independent Board members from any source, including Inc. Unlike other International shareholders, however, Inc. insists on proposing non-independent and conflicted directors, i.e., its own Board members. Still, we have sought to compromise -- in the interest of normalizing International's corporate governance for the benefit of all shareholders, International has proposed accepting on its Board one Inc. director, as selected by the International Nominating and Governance Committee, in exchange for the voting agreement outlined in my December 12 letter. That offer remains open.

As stated in my December 12 letter, International intends to mail proxy materials relating to the January 24, 2006 annual meeting during the week of December 19. We invite Inc. to propose truly independent director candidates for the Nominating and Governance Committee's consideration and to reconsider International's compromise proposal for an Inc. director's participation on the International Board.

Please feel free to call me if you would like to discuss this further.

Sincerely,

/s/ James R. Van Horn



cc:      Gordon A. Paris
         Henry A. Kissinger
         Raymond G. H. Seitz